EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

Between

Major League Football, LLC

and

Universal Capital Management, Inc.

dated as of

July 14, 2014

Section 5.03 Transfer Taxes.	10
Section 5.04 Non-Competition; Non-Solicitation.	10
Section 5.05 Further Assurances.	12
ARTICLE VI INDEMNIFICATION	12
Section 6.01 Survival.	12
Section 6.02 Indemnification By Seller.	12
Section 6.03 Indemnification By Buyer.	12
Section 6.04 Indemnification Procedures.	13
Section 6.05 Tax Treatment of Indemnification Payments.	13
Section 6.06 Effect of Investigation.	13
Section 6.07 Cumulative Remedies.	13
ARTICLE VII MISCELLANEOUS	14
Section 7.01 Expenses.	13
Section 7.02 Notices.	13
Section 7.03 Headings.	14
Section 7.04 Severability.	14
Section 7.05 Entire Agreement.	15
Section 7.06 Successors and Assigns.	15
Section 7.07 No Third-party Beneficiaries.	15
Section 7.08 Amendment and Modification.	15
Section 7.09 Waiver.	15
Section 7.10 Governing Law.	15
Section 7.11 Submission to Jurisdiction.	15
Section 7.12 Waiver of Jury Trial.	16
Section 7.13 Specific Performance.	16
Section 7.14 Counterparts.	16

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated as of July 14, 2014, is entered into between Major League Football, LLC, a Delaware limited liability company ("Seller") and Universal Capital Management, Inc., a Delaware corporation ("Buyer").

RECITALS

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the rights of Seller to the Purchased Assets (as defined herein), subject to the terms and conditions set forth herein.

WHEREAS, the parties intend for this transaction to qualify as a tax free reorganization pursuant to IRC §368(a)(1)(C).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01

Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in the assets set forth on Section 1.01 of the disclosure schedules ("Disclosure Schedules") attached hereto (the "Purchased Assets"), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance ("Encumbrance").

Section 1.02

No Liabilities. Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

Section 1.03

Purchase Price. The aggregate purchase price for the Purchased Assets shall be Eight Million (8,000,000) shares of restricted common stock of Purchaser (the "Purchase Price" or “Stock Consideration”). The Buyer shall pay the Purchase Price to Seller at the Closing (as defined herein).

Section 1.04

Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any applicable tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE II
CLOSING

Section 2.01

Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the "Closing Date") at Buyer’s offices. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 5:00 p.m. on the Closing Date.

Section 2.02

Closing Deliverables.

(a)

At the Closing, Seller shall deliver to Buyer the following:

(i)

a bill of sale in the form of Exhibit A hereto (the "Bill of Sale") and duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii)

an assignment in the form of Exhibit B hereto (the "Intellectual Property Assignments") and duly executed by Seller, transferring all of Seller's right, title and interest in and to the trademark registrations and applications, patents and patent applications, copyright registrations and applications and domain name registrations included in the Purchased Assets/Purchased IP (as defined herein) to Buyer;

(iii)

copies of all consents, approvals, waivers and authorizations referred to in Section 3.02 of the Disclosure Schedules;

(iv)

a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder;

(v)

such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement; and

(b)

At the Closing, Buyer shall deliver to Seller the following:

(i)

the Purchase Price in the form of an executed Director’s Resolution, dated the Closing date, satisfactory to Thomas Marino, (1) authorizing the Stock Consideration; (2) appointing the persons listed below to the positions set forth next to their names:

Thomas Marino	Exec. Chmn. of the Board
Wesley Chandler	President
Rick Smith	Chief Operating Officer
Gerald Brooks	Controller
Michael Queen	Executive Vice President
Ivory Sully	VP Licensing

(3)

entering into employee agreements with the persons described above; (4) authorizing the issuance of additional shares of common stock as previously agreed upon by the parties (5) authorizing other contracts and other matters as previously agreed upon by the parties.

(ii)

a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder; and

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, "Seller's knowledge," "knowledge of Seller" and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller, after due inquiry.

Section 3.01

Organization and Authority of Seller; Enforceability. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Section 3.02

No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03

Securities Act Representations; Legends.

(a)

Seller understands and agrees that: (i) the offering and sale of the Stock Consideration to be issued hereunder is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”); (ii) the initial offer and sale of the Stock Consideration issuable hereunder have not been registered under the Securities Act or any other applicable state securities laws and such securities may be transferred or otherwise resold only pursuant to an effective registration statement under the Securities Act and any other applicable state securities laws or if an exemption from such registration requirements is available; and (iii) Seller is not required to register any resale of the Stock Consideration under the Securities Act and any other applicable securities laws.

(b)

Seller represents that the Stock Consideration to be acquired by Seller pursuant to this Agreement is being acquired for its own account and not with a view to, or for sale in connection with, any distribution thereof or in violation of the Securities Act or any other securities laws that may be applicable.

(c)

Seller acknowledges that no oral or written statements or representations have been made to Seller by or on behalf of Purchaser in connection with the offering and sale of the Stock Consideration hereunder other than those set forth herein.

(d)

Seller has  been  furnished  with such materials  relating  to  the business, finances  and operations of Purchaser and the offer and sale of the Stock Consideration which have been requested by Seller. Seller understands that its investment in the Stock Consideration is highly speculative and involves a high degree of risk. Seller acknowledges that it has carefully evaluated the merits and risks of such an investment.

(e)

Seller hereby covenants with Purchaser not to make any sale or other transfer of the Stock Consideration without complying with the provisions of this Agreement, and Seller acknowledges that the certificates evidencing the Stock Consideration will be imprinted with substantially the following legend that prohibits their transfer except in accordance therewith:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF (I) SUCH REGISTRATION OR (II) AN EXEMPTION THEREFROM AND, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

(f)

Seller is an “accredited investor” within the meaning of Rule 501 under the Securities Act under the Securities Act.

(g)

Seller, either alone or with the assistance of its professional advisors, is a sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Stock Consideration and of making an informed investment decision and understands and has fully considered for purposes of this investment the risk of loss of all monies invested herein.

(h)

Seller (i) understands that there is presently no active public market for the Stock Consideration and that an active and liquid trading market may not develop, which may have a material adverse impact on the price of the Stock Consideration and Seller’s ability to dispose of the Stock Consideration in a timely manner or at all, and (ii) is able (A) to bear the economic risk of its investment, (B) to hold the Stock Consideration for an indefinite period of time and (C) to afford a complete loss of this investment.

(i)

Seller understands that nothing in this Agreement or any other materials presented to Seller in connection with the purchase and sale of the Stock Consideration constitutes legal, tax or investment advice. Seller has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Stock Consideration.

Section 3.04

Title to Purchased Assets. Seller owns and has good title to the Purchased Assets, free and clear of Encumbrances.

Section 3.05

Intellectual Property.

(a)

"Intellectual Property" means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys' fees for past, present and future infringement and any other rights relating to any of the foregoing).

(b)

Section 3.05(b) of the Disclosure Schedules lists all Intellectual Property included in the Purchased Assets ("Purchased IP"). Seller owns or has adequate, valid and enforceable rights to use all the Purchased IP, free and clear of all Encumbrances. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP, or restricting the licensing thereof to any person or entity. With respect to the registered Intellectual Property listed on Section 3.05(b) of the Disclosure Schedules, (i) all such Intellectual Property is valid, subsisting and in full force and effect and (ii) Seller has paid all maintenance fees and made all filings required to maintain Seller's ownership thereof. For all such registered Intellectual Property, Section 3.05(b) of the Disclosure Schedules lists (A) the jurisdiction where the application or registration is located, (B) the application or registration number, and (C) the application or registration date.

(c)

Seller's prior and current use of the Purchased IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP. No person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

Section 3.06

Compliance With Laws Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets.

Section 3.07

Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation ("Action") of any nature pending or, to Seller's knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.08

Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.09

Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, "Buyer's knowledge," "knowledge of Buyer" and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 4.01

Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02

Buyer’s Capital Structure. The total number of shares of all classes of stock which the Buyer has authority to issue is 200,000,000 shares, of which 150,000,000 shares are common stock, par value $0.001 per share and 50,000,000 shares are preferred stock, par value $0.001 per share. Immediately prior to the Closing, a total of 6,062,486 shares of common stock are issued and outstanding and options to purchase up to 40,000 shares of common stock at a weighted exercise price of $1.00 per share are issued and outstanding. All outstanding shares of stock are duly authorized and validly issued. No shares of preferred stock are outstanding.  No warrants to purchase shares of common stock or preferred stock are outstanding.

Section 4.03

No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.04

Legal Proceedings. There is no Action of any nature pending or, to Buyer's knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.05

Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE V
COVENANTS

Section 5.01

Public Announcements. Unless otherwise required by applicable law, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

Section 5.02

Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; provided, however, that Seller agrees (a) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Buyer or the Purchased Assets by reason of such noncompliance; (b) to indemnify, defend and hold harmless Buyer from and against any and all claims in the manner provided in Article VI; and (c) to take promptly all necessary action to remove any Encumbrance which is placed on the Purchased Assets by reason of such noncompliance.

Section 5.03

Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.04

Non-competition; Non-solicitation.

(a)

For a period of 24 months commencing on the Closing Date (the "Restricted Period"), Thomas J. Marino  (“Marino”) shall not, and shall not permit any of its affiliates to, directly or indirectly, (i) engage in or assist others in engaging in any business, trade or occupation similar to the business plan set forth on Section 1.01 of the disclosure schedules (the “Restricted Business”) in any and all states of the United States of America (the “Territory”); (ii) have an interest in any entity that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Buyer and customers or suppliers of the Buyer. Notwithstanding the foregoing, Marino may own, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange if Marino is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own 5% or more of any class of securities of such entity.

(b)

During the Restricted Period, Marino shall not, and shall not permit any of its affiliates to, directly or indirectly, hire or solicit any employee of the Buyer or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.04(b) shall prevent Marino or any of its affiliates from hiring (i) any employee whose employment has been terminated by the Buyer; or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)

During the Restricted Period, Marino shall not, and shall not permit any of its affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of Buyer or potential clients or customers of the Buyer for purposes of diverting their business or services from the Buyer.

(d)

If Marino breaches, or threatens to commit a breach of, any of the provisions of this Section 5.04, Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity:

(i)

the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer ; and

(ii)

the right and remedy to recover from the Marino all monetary damages suffered by Buyer as the result of any acts or omissions constituting a breach of this Section 5.04.

(iii)

Marino acknowledges that the restrictions contained in this Section 5.04 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.04 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 5.04 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.05

Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

ARTICLE VI
INDEMNIFICATION

Section 6.01

Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 6.02

Indemnification By Seller. Subject to the other terms and conditions of this Article VI, Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements, arising from or relating to:

(a)

any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder; or

(b)

any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder.

Section 6.03

 Indemnification By Buyer. Subject to the other terms and conditions of this Article VI, Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements, arising from or relating to:

(a)

any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder; or

(b)

any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder.

Section 6.04

 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly provide written notice of such claim to the other party (the "Indemnifying Party"). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.05

Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Section 6.06

Effect of Investigation. Buyer's right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 6.07

Cumulative Remedies. The rights and remedies provided in this Article VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VII
MISCELLANEOUS

Section 7.01

Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02

Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	Major League Football, LLC 354 Caddo Drive Madisonville, LA 70447 E-mail: tjdmarino@gmail.com Attention: Thomas Marino
with a copy to:	Hackney Law, PA 1061 E Indiantown Rd Ste 400 Jupiter FL 33477 E-mail: bobhackney@gmail.com Attention: Robert C. Hackney
If to Buyer:	Universal Capital Management, Inc. 2601 Annand Drive, Suite 16 Wilmington, DE 19808 E-mail: michaeldqueen@yahoo.com Attention: Michael D. Queen
with a copy to:	David M. Bovi, P.A. 319 Clematis Street, Suite 700 West Palm Beach, FL 33041 E-mail: dmbpa@bellsouth.net Attention: David M. Bovi

Section 7.03

Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04

Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.05

Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06

Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07

No Third-party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08

Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.09

Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10

Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 7.11

Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the city of Wilmington and county of New Castle, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 7.12

Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.13

Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.14

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Major League Football, LLC
By: Thomas J. Marino Name: Thomas J. Marino Title: Manager/President

Universal Capital Management, Inc.
By: /s/ Michael D. Queen Name: Michael D. Queen Title: CEO

/s/ Thomas J. Marino Name: Thomas J. Marino, individually, for purposes of Section 5.04 only.

DISCLOSURE SCHEDULES

Schedule 1.01 Purchased Assets

1.

All past and current Major League Football, LLC Business Plans and related documents.

2.

All past and current Major League Football, LLC Private Offering Memorandums and related documents.

3.

All supporting and other documentation relating to the items described above.

Section 3.02 Consents, Approvals, Waivers and Authorizations

1.

None

Exhibit A

Bill of Sale

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged Major League Football, LLC, a Delaware limited liability company ("Seller"), does hereby grant, bargain, transfer, sell, assign, convey and deliver to Universal Capital Management, Inc., a Delaware corporation ("Buyer"), all of its right, title and interest in and to the Purchased Assets, as such term is defined in the Asset Purchase Agreement, dated as of July 14, 2014 (the "Purchase Agreement"), by and between Seller and Buyer, to have and to hold the same unto Buyer, its successors and assigns, forever.

Buyer acknowledges that Seller makes no representation or warranty with respect to the assets being conveyed hereby except as specifically set forth in the Purchase Agreement.

Seller for itself, its successors and assigns, hereby covenants and agrees that, at any time and from time to time upon the written request of Buyer, Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the assets sold, conveyed and transferred by this Bill of Sale.

IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale as of July 14, 2014.

Major League Football, LLC
By:/s/ Thomas J. Marino Name: Thomas J. Marino Title: Manager/President

Exhibit B

TRADEMARK ASSIGNMENT AGREEMENT

This TRADEMARK ASSIGNMENT AGREEMENT ("Trademark Assignment"), dated as of July 14, 2014, is made by Major League Football, LLC, a Delaware limited liability company ("Seller"), in favor of Universal Capital Management, Inc., a Delaware corporation ("Buyer"), the purchaser of certain assets of Seller pursuant to an Asset Purchase Agreement between Buyer and Seller, dated as of July 14, 2014 (the "Asset Purchase Agreement").

WHEREAS, under the terms of the Asset Purchase Agreement, Seller has conveyed, transferred and assigned to Buyer, among other assets, certain intellectual property of Seller, and has agreed to execute and deliver this Trademark Assignment, for recording with governmental authorities including, but not limited to, the US Patent and Trademark Office;

NOW THEREFORE, the parties agree as follows:

1.

Assignment. In consideration for the execution of the Asset Purchase Agreement, the payment of the consideration stipulated in the Asset Purchase Agreement and other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, Seller hereby irrevocably conveys, transfers and assigns to Buyer, and Buyer hereby accepts, all of Seller's right, title and interest in and to the following (the "Assigned Trademarks"), together with the goodwill of the business connected with the use of, and symbolized by, the Assigned Trademarks:

(a)

the trademark registrations and trademark applications set forth on Schedule 1 hereto and all issuances, extensions and renewals thereof;

(b)

all rights of any kind whatsoever of Seller accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions and otherwise throughout the world;

(c)

any and all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and

(d)

any and all claims and causes of action, with respect to any of the foregoing, whether accruing before, on and/or after the date hereof, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present and future infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

2.

Recordation and Further Actions. Seller authorizes the Commissioner for Trademarks and any other governmental officials to record and register this Trademark Assignment upon request by Buyer. Seller shall take such steps and actions following the date hereof, including the execution of any documents, files, registrations, or other similar items, to ensure that the Assigned Trademarks are properly assigned to Buyer, or any assignee or successor thereto.

3.

Terms of the Asset Purchase Agreement. The terms of the Asset Purchase Agreement, including, but not limited to, the representations, warranties, covenants, agreements and indemnities relating to the Assigned Trademarks are incorporated herein by this reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Asset Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.

4.

Counterparts. This Trademark Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Trademark Assignment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Trademark Assignment.

5.

Successors and Assigns. This Trademark Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6.

Governing Law. This Trademark Assignment and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Trademark Assignment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the United States and the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

IN WITNESS WHEREOF, Seller has duly executed and delivered this Trademark Assignment as of the date first above written.

Major League Football, LLC
By: /s/ Thomas J. Marino Name: Thomas J. Marino Title: Manager/President Address for Notices: 354 Caddo Drive, Madisonville, LA 70447

AGREED TO AND ACCEPTED:

Universal Capital Management, Inc.
By: /s/ Michael D. Queen Name: Michael D. Queen Title: CEO Address for Notices: 2601 Annand Dr., Suite 16, Wilmington, DE 19808

SCHEDULE 1

ASSIGNED TRADEMARK REGISTRATIONS AND APPLICATIONS

U.S. PATENT AND TRADEMARK OFFICE (USPTO)

NOTICE OF ALLOWANCE

ISSUE DATE: SEP 7, 2010

SERIAL NUMBER: 76/699369

MARK: MAJOR LEAGUE FOOTBALL MLF (AND DESIGN)

OWNER: Major League Football LLC

c/o Robert E. Meshel, PC

44 Montgomery Street, Suite 750

San Francisco, California 9410